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                Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-44620) pertaining to the Sierra Tucson Companies, Inc., 1992 Stock Option Plan and in the Registration Statement (Form S-8 No. 33-38608) pertaining to the Sierra Tucson Companies, Inc., 1990 Stock Option Plan of our report dated January 26, 1996 (except for the note entitled Subsequent Events, as to which the date is April 10, 1996), with respect to the consolidated financial statements and schedule in this Annual Report (Form 10-K) for the year ended December 31, 1995.

ERNST & YOUNG LLP

Tucson, Arizona
April 10, 1996



                                                                 Exhibit 24.1